                                 EXHIBIT 99
                                 ----------

                                PRESS RELEASE



FIRST BANKS, INC.                               ALLEGIANT BANCORP, INC.
ST. LOUIS, MISSOURI                             ST. LOUIS, MISSOURI

CONTACTS: ALLEN H. BLAKE                        THOMAS A. DAIBER
          PRESIDENT, CHIEF FINANCIAL            EXECUTIVE VICE PRESIDENT
            OFFICER AND SECRETARY                 AND CHIEF FINANCIAL OFFICER
          (314) 592-5000                        (314) 692-8200

TRADED:   NASDAQ                                NASDAQ
SYMBOL:   FBNKO, FBNKN AND FBNKM                ALLE

FOR IMMEDIATE RELEASE

                           ALLEGIANT BANCORP, INC.
                            AND FIRST BANKS, INC.
                             ANNOUNCE SIGNING OF
                       AGREEMENT AND PLAN OF EXCHANGE

         ST. LOUIS, MISSOURI, SEPTEMBER 18, 2002. Thomas A. Daiber, Executive Vice President and Chief Financial Officer of Allegiant Bancorp, Inc. (Allegiant), and James F. Dierberg, Chairman and Chief Executive Officer of First Banks, Inc. (First Banks), jointly announced the signing of a definitive exchange agreement that provides for First Banks to acquire Allegiant's wholly owned banking subsidiary, Bank of Ste. Genevieve (BSG).
         BSG operates two locations in St. Genevieve, Missouri, and reported total assets of $110.8 million and total deposits of $91.3 million at June 30, 2002. First Banks currently operates 94 banking locations throughout the metropolitan St. Louis area, eastern Missouri, Chicago, and central and southern Illinois.
         Under the terms of the agreement, First Banks will acquire BSG in exchange for approximately 974,150 shares of Allegiant common stock that is currently held by First Banks. The transaction, which is subject to regulatory approvals, is expected to be completed during the fourth quarter of 2002. Management of First Banks, Allegiant and BSG expect a smooth transition in this process.

         Daiber said, "Ste. Genevieve is a wonderful community and Allegiant has enjoyed its affiliation with BSG and its people. We feel this transaction, however, is in the best interest of our shareholders. As a part of our Project 2004 initiative, this transaction will increase Allegiant's focus on the higher growth St. Louis metropolitan area, reduce the number of outstanding shares without decreasing our float and will be immediately accretive to our earnings per share."
         Dierberg said, "We are very excited about this transaction and our affiliation with BSG. Ste. Genevieve is a community rich in history and tradition, with great prospects for the future. BSG has served Ste. Genevieve well for the last century and together we will continue the strong community banking foundation that BSG's directors, management and employees have achieved in serving their customers. We look forward to working with a capable and dedicated staff to further contribute to the future of Ste. Genevieve and the surrounding communities."
         At June 30, 2002, Allegiant reported consolidated assets of $2.2 billion and operated 39 full service branches in the St. Louis metropolitan area. At June 30, 2002, First Banks reported consolidated assets of $7.01 billion and operated 154 offices in Missouri, Illinois, California and Texas.


Certain statements in this press release relating to present or future trends or factors affecting the banking industry, and specifically, the operations, markets and products of Allegiant Bancorp, Inc. and/or First Banks, Inc., may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Allegiant's and First Banks', respectively, actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. Additional discussion of factors affecting Allegiant's and First Banks' businesses and prospects is contained in each of Allegiant's and First Banks', respectively, periodic filings with the Securities and Exchange Commission. Neither Allegiant nor First Banks undertakes any obligation to report revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

                                    # # #


                                   - 2 -